Exhibit 107.1

Calculation of Filing Fee Tables

Form S-8
(Form Type)

Couchbase, Inc.
(Exact name of registrant as specified in its charter)

Table 1 – Newly Registered Securities
Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, $0.00001 par value per share, reserved for issuance pursuant to the Registrant’s 2021 Equity Incentive Plan	Rule 457(c) and Rule 457(h)	2,271,601(2)	$13.50(4)	$30,666,613.50	0.00011020	$3,379.46
Equity	Common stock, $0.00001 par value per share, reserved for issuance pursuant to the Registrant’s 2021 Employee Stock Purchase Plan	Rule 457(c) and Rule 457(h)	454,320(3)	$11.48(5)	$5,215,593.60	0.00011020	$574.76
Total Offering Amounts					$35,882,207.10		$3,954.22
Total Fee Offsets(6)							–
Net Fee Due							$3,954.22

(1)Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the Registrant’s 2021 Equity Incentive Plan, as amended from time to time (“2021 Plan”), and the Registrant’s 2021 Employee Stock Purchase Plan, as amended from time to time (“2021 ESPP”), by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of common stock.
(2)Reflects an automatic increase to the number of shares of common stock reserved for issuance pursuant to future awards under the 2021 Plan, which annual increase is provided for in the 2021 Plan.
(3)Reflects an automatic increase to the number of shares of common stock reserved for issuance under the 2021 ESPP, which annual increase is provided for in the 2021 ESPP.
(4)Estimated in accordance with Rule 457(c) and (h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of $13.50 per share, which is the average of the high and low prices of common stock, as reported on the Nasdaq Global Select Market, on March 24, 2023.

(5)Estimated in accordance with Rule 457(c) and (h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of 85% of $13.50 per share, which is the average of the high and low prices of common stock, as reported on the Nasdaq Global Select Market, on March 24, 2023. Pursuant to the 2021 ESPP, the purchase price of the shares of common stock reserved for issuance thereunder will be at least 85% of the lower of the fair market value of a share of common stock on the first trading day of the offering period or on the exercise date.
(6)The Registrant does not have any fee offsets.

Table 2 – Fee Offset Claims and Sources
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources